                                                                    Exhibit 99.9

FOR IMMEDIATE RELEASE


                 RAMSAY YOUTH SERVICES, INC. AWARDED EDUCATIONAL
                        SERVICES CONTRACT IN PUERTO RICO


CORAL GABLES, FLORIDA, FEBRUARY 17, 2000 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) announced today that it was awarded an education services contract by the Administration of Juvenile Institutions (AIJ) in Puerto Rico. The contract calls for Ramsay to provide consulting, training and enhancements in educational services at seven AIJ facilities throughout the island. The five-year contract will become operational by April 2000 and is expected to generate over $2 million in annual revenue.

Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc. stated, "We are delighted to be working with AIJ in enhancing the academic, vocational, physical and special education programs for youth in their facilities. This contract allows us the ability to concentrate on strengthening areas of the current education program, such as, curriculum development, student assessments and program design."

In addition, the Company announced by mutual consent with AIJ, the cancellation of a contract to operate a discipline, challenge and accountability camp in Yabucoa, Puerto Rico.

Ramsay Youth Services, Inc. is a leading quality provider and manager of education, treatment and juvenile justice programs for at-risk youth. The Company serves youth in 8 states and Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.



Contact:   Isa Diaz
           Vice President Corporate Relations
           (305) 569-4626